Exhibit 23.1

FREEDMAN & GOLDBERG CERTIFIED PUBLIC ACCOUNTANTS A PROFESSIONAL CORPORATION

TRI-ATRIA 32255 NORTHWESTERN HIGHWAY, SUITE 298 FARMINGTON HILLS, MICHIGAN 48334

ERIC W. FREEDMAN MICHAEL GOLDBERG DAVID C. GREIP JULIE A. CHEEK WILLIAM A. MARSHALL AMY S. JACKNOW GLORIA MOORE	(248) 626-2400 FAX: (248) 626-4298

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of i2 Telecom International, Inc. on Form SB-2 of our report dated January 31, 2004 for i2 Telecom International, Inc for the year ended December 31, 2003 and from February 28, 2002 (date of inception) to December 31, 2002 appearing in this Prospectus, which is a part of this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Prospectus.

/s/    Freedman & Goldberg, CPAs, PC

Farmington Hills, MI

September 24, 2004